Exhibit 99.2
PIXELWORKS, INC. AND VIXS SYSTEMS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 18, 2017, Pixelworks, Inc. (“Pixelworks”) and ViXS Systems Inc. (“ViXS”) announced that they had entered into an Arrangement Agreement (the “Agreement”) for Pixelworks to acquire ViXS in exchange for Pixelworks stock (the “Acquisition”). The following unaudited pro forma condensed combined financial statements (the “Pro Forma Statements”) are based on the respective historical consolidated financial statements and the accompanying notes of Pixelworks and ViXS. The unaudited condensed combined statements of operations for the year ended December 31, 2016 and the three months ended March 31, 2017 were prepared to reflect the Acquisition as if it had been completed on January 1, 2016, and the condensed combined balance sheet was prepared to reflect the Acquisition as if it had been completed on March 31, 2017.

The Pro Forma Statements, although helpful in illustrating the financial characteristics of the Combined Company under one set of assumptions, do not reflect the benefits of any expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result from the Acquisition and, accordingly, do not attempt to predict or suggest future results. The Pro Forma Statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the Acquisition, as they are not currently known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the Acquisition. However, such costs could affect the Combined Company following the Acquisition in the period the costs are incurred or recorded. As a result, the pro forma financial information is not necessarily indicative of what the Combined Company’s financial condition or results of operations would have been had the Acquisition been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition of the Combined Company.

The pro forma adjustments are described in the accompanying notes. Pro forma adjustments are those that are directly attributable to the transaction, are factually supported and, with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing effect on the consolidated results of operations of the Combined Company. The pro forma adjustments are based on the preliminary purchase price allocation and management’s estimates. Differences between the preliminary and final allocation could have a material effect on the Pro Forma Statements. The actual amounts recorded as of the completion of the Acquisition may differ materially from the information presented in these Pro Forma Statements as a result of several factors, including changes in net assets that may have occurred prior to completion of the Acquisition. Actual allocations will be based on final valuations, appraisals and other analyses of the fair value of the acquired assets and liabilities. The allocation will be finalized after the data necessary to complete the valuations, appraisals and other analyses are obtained and evaluated.

The Pro Forma Statements should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•
Pixelworks’ audited consolidated financial statements and related notes, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operation, contained in Pixelworks’ Annual Report on Form 10-K as of and for the year ended December 31, 2016;

•
Pixelworks’ unaudited condensed consolidated financial statements and related notes, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operation, contained in Pixelworks’ Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2017;

•	ViXS’ audited consolidated financial statements and related notes, as well as Management’s Discussion and Analysis, as at and for the fiscal year ended January 31, 2017; and

•	ViXS’ unaudited consolidated financial statements and related notes, as well as Management’s Discussion and Analysis, as at and for the three months ended April 30, 2017.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In thousands and in U.S. dollars)

	Pixelworks March 31, 2017	ViXS April 30, 2017 (Adjusted) Note 4	Pro Forma Adjustments Note 5		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$19,640	$6,636	—		$26,276
Accounts receivable, net	9,608	2,600	—		12,208
Inventories	2,478	1,576	3,023	(a)	7,077
Prepaid expenses and other current assets	5,258	787	—		6,045
Total current assets	36,984	11,599	3,023		51,606
Property and equipment, net	5,528	4,220	(1,521)	(b)	8,227
Other assets, net	760	—	—		760
Goodwill	—	—	11,613	(c)	11,613
Intangible assets, net	—	—	7,160	(c)	7,160
Total assets	$43,272	$15,819	$20,275		$79,366

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,225	$3,384	—		$4,609
Accrued liabilities and current portion of long-term liabilities	14,187	1,502	2,016	(d)	17,705
Current portion of income taxes payable	460	—	—		460
Short-term line of credit	—	5,647	—		5,647
Total current liabilities	15,872	10,533	2,016		28,421
Convertible debt	—	5,649	452	(e)	6,101
Long-term liabilities, net of current portion	1,240	1,984	(55)	(f)	3,169
Income taxes payable, net of current portion	1,844	—	—		1,844
Total liabilities	18,956	18,166	2,413		39,535
Shareholders’ equity	24,316	(2,347)	17,862	(g)	39,831
Total liabilities and shareholders’ equity	$43,272	$15,819	$20,275		$79,366

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share data, and in U.S. dollars)

	Pixelworks Three Months Ended March 31, 2017	ViXS Three Months Ended April 30, 2017 (Adjusted) Note 4	Pro Forma Adjustments Note 5		Pro Forma Combined
Revenue, net	$22,710	$4,714	—		$27,424
Cost of revenue (1)	10,318	2,751	204	(a)	13,273
Gross profit	12,392	1,963	(204)		14,151
Operating expenses:
Research and development (2)	4,906	2,041	(32)	(a)	6,915
Selling, general and administrative (3)	4,139	2,307	(209)	(a)	6,237
Total operating expenses	9,045	4,348	(241)		13,152
Income (loss) from operations	3,347	(2,385)	37		999
Other income (expense):
Sale of product line	—	4,786	—		4,786
Interest expense and other, net	(93)	(131)	—		(224)
Total other income (expense)	(93)	4,655	—		4,562
Income before income taxes	3,254	2,270	37		5,561
Provision for income taxes	433	10	—		443
Net income	$2,821	$2,260	$37		$5,118
Net income per share:
Basic	$0.10	$0.03			$0.16
Diluted	$0.09	$0.03			$0.15
Weighted average shares outstanding:
Basic	29,283	73,322	3,708	(b)	32,991
Diluted	31,146	73,322	3,708	(b)	34,854
——————
(1) Includes stock-based compensation	$53	—	—		$53
(2) Includes stock-based compensation	314	92	(32)		374
(3) Includes stock-based compensation	422	154	(119)		457

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share data, and in U.S. dollars)

	Pixelworks Year Ended December 31, 2016	ViXS Year Ended January 31, 2017 (Adjusted) Note 4	Pro Forma Adjustments Note 5		Pro Forma Combined
Revenue, net	$53,390	$28,519	—		$81,909
Cost of revenue (1)	28,322	18,747	930	(a)	47,999
Gross profit	25,068	9,772	(930)		33,910
Operating expenses:
Research and development (2)	19,036	14,374	(113)	(a)	33,297
Selling, general and administrative (3)	13,770	8,265	(146)	(a)	21,889
Restructuring	2,608	—	—		2,608
Total operating expenses	35,414	22,639	(259)		57,794
Loss from operations	(10,346)	(12,867)	(671)		(23,884)
Interest expense and other, net	(406)	(518)	—		(924)
Loss before income taxes	(10,752)	(13,385)	(671)		(24,808)
Provision for income taxes	355	102	—		457
Net loss	(11,107)	(13,487)	(671)		(25,265)
Net loss per share:
Basic	$(0.39)	$(0.22)			$(0.79)
Diluted	$(0.39)	$(0.22)			$(0.79)
Weighted average shares outstanding:
Basic	28,276	62,285	3,708	(b)	31,984
Diluted	28,276	62,285	3,708	(b)	31,984
——————
(1) Includes:
Restructuring	$1,784	—	—		$1,784
Stock-based compensation	190	—	—		190
(2) Includes stock-based compensation	1,600	381	(113)		1,868
(3) Includes stock-based compensation	872	776	(621)		1,027

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share data, and in U.S. dollars)

NOTE 1.    BASIS OF PRO FORMA PRESENTATION

Description of Transaction

Pursuant to the Agreement, on August 2, 2017, Pixelworks acquired all of the outstanding common shares of ViXS for an aggregate purchase price of 3,708,263 shares of Pixelworks’ common stock. Additionally, all restricted stock units of ViXS which were unvested and outstanding as of August 2, 2017 were replaced with 202,043 new grants of restricted stock units of Pixelworks common stock.

Fiscal Year Ends

Pixelworks’ fiscal year ends on December 31, and ViXS’ fiscal year ends on January 31. Due to the difference in each entity’s fiscal year end, the pro forma consolidated statements of operations are based on (a) Pixelworks’ audited consolidated statement of operations for the year ended December 31, 2016 and ViXS’ audited consolidated statement of loss and comprehensive loss for the year ended January 31, 2017, and (b) Pixelworks’ unaudited consolidated statement of operations for the three months ended March 31, 2017 and ViXS’ unaudited consolidated statement income and comprehensive income for the three months ended April 30, 2017.

Pro Forma Adjustments and Presentation Adjustments

The Pro Forma Statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations” (“ASC 805”) with Pixelworks considered the accounting acquirer of ViXS. Under the acquisition method of accounting, the assets and liabilities of ViXS, as of the effective date of the Acquisition, will be recorded by Pixelworks at their respective fair values and the excess of the Acquisition consideration over the fair value of ViXS’ net assets will be allocated to goodwill. The unaudited condensed combined statements of operations for the year ended December 31, 2016 and the three months ended March 31, 2017 were prepared to reflect the Acquisition as if it had been completed on January 1, 2016, and the condensed combined balance sheet was prepared to reflect the Acquisition as if it had been completed on March 31, 2017.

Pro forma adjustments are those that are directly attributable to the Acquisition, are factually supported and, with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing effect on consolidated results of operations of the Combined Company. Pro forma adjustments do not include any cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the Acquisition. The pro forma adjustments have been developed based on management’s assumptions and estimates, including assumptions and estimates relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from ViXS based on preliminary estimates of fair value. The final purchase price allocation will differ from that reflected in the Pro Forma Statements. The Pro Forma Statements are provided for illustrative purposes only, and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Combined Company would have been had the Acquisition occurred on the applicable dates, nor are they necessarily indicative of future consolidated results of operations or financial position.

ViXS’ historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which differ in certain respects from the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Pixelworks performed a preliminary review of ViXS’ accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the pro forma unaudited condensed combined financial statements. As a result of this review, adjustments were made to ViXS’ historical financial statements to estimate the conversion from IFRS to U.S. GAAP, and certain presentation adjustments were made to ViXS’ historical financial statements to conform to Pixelworks’ accounting presentation. As more information becomes available, Pixelworks will perform a more detailed review of ViXS’ accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material effect on the unaudited pro forma condensed combined financial statements.

NOTE 2.    PRELIMINARY ESTIMATED PURCHASE PRICE

The total preliminary estimated purchase price for the transaction is approximately, $17,531, as follows:

Value of Pixelworks common shares to be issued to ViXS shareholders	(1)	$16,873
Value of Pixelworks restricted stock to be issued to holders of ViXS restricted stock units	(2)	658
Total consideration transferred		$17,531

(1) Equals 3,708,263 shares issued by Pixelworks multiplied by Pixelworks’ closing share price on August 2, 2017, of $4.55.

(2) In accordance with applicable accounting guidance, the fair value of replacement equity awards attributable to pre-combination service is recorded as part of the consideration transferred in the Acquisition, while the fair value of replacement awards attributable to post-combination service is recorded separately from the Acquisition and recognized as compensation cost over the remaining post-combination service period. The portion of ViXS equity awards attributable to pre-combination and post-combination service is estimated based on the ratio of the service period rendered as of August 2, 2017 to the total service period. The fair value of awards attributed to pre-combination service was recognized as a component of the purchase price. The impact of post-combination compensation costs have been recorded as adjustments to the unaudited pro forma condensed combined statements of operations.

NOTE 3.    PRELIMINARY ESTIMATED PURCHASE PRICE ALLOCATION

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the Acquisition. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the adjusted historical financial statements of ViXS as of April 30, 2017. Pixelworks has not completed the detailed valuation studies necessary to arrive at the required fair values of ViXS’ assets and liabilities. Therefore, the following allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and subject to final management analysis, with the assistance of third party valuation advisors. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to Pixelworks only upon access to additional information and/or changes in these factors that may occur prior to the effective time of the Acquisition.

The preliminary estimated intangible assets consist of developed technology, customer relationships, and trade name. The estimated useful lives range between one and five years and are detailed in the schedule below. The estimated fair values of the intangibles were based primarily on current estimates of ViXS’ expected future cash flows and may change as estimates and assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by approximately $179.

The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The actual amounts recorded when the final valuation is complete may differ materially from the pro forma amounts presented below:

Total preliminary purchase price		$17,531
Estimated fair value of net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$6,636
Accounts receivable	2,600
Inventories	4,599
Prepaid expenses and other current assets	787
Property and equipment	2,699
Accounts payable, accrued liabilities and other current liabilities	(4,886)
Revolving bank loan payable	(5,647)
Convertible debentures	(6,101)
Other long-term liabilities	(1,929)
		(1,242)
Estimated fair value of identifiable intangible assets acquired:
Developed technology	5,600
Customer relationships	1,370
Trade name	190
		7,160
Estimated goodwill		$11,613

Tangible assets acquired and liabilities assumed

The fair value of tangible assets acquired (with the exception of inventory and production assets) and liabilities assumed are based on the adjusted historical balance sheet of ViXS as of April 30, 2017, and approximate fair value. The inventory balance incorporates an estimated step-up based on a preliminary valuation performed as of April 30, 2017. This step-up is subject to further review by management. The final allocation of the purchase price may also include an adjustment to bring ViXS historical property and equipment balance to fair value.

Identifiable intangible assets

The preliminary fair value of the acquired developed technology was determined based on an income approach using the multi-period excess earnings method. The preliminary value of the acquired customer relationships was determined based on a cost approach. The preliminary fair value of the acquired trade name was determined based on an income approach using the relief from royalty method. These estimates are based on a preliminary valuation and are subject to further review by management. The following table sets forth the components of these intangible assets and their estimated useful lives:

	Fair Value	Estimated Useful Life (Years)
Developed technology	$5,600	3 - 5
Customer relationships	1,370	3 - 5
Trade name	190	1.5

NOTE 4.    ADJUSTMENTS TO VIXS’ FINANCIAL STATEMENTS
The following IFRS to U.S. GAAP and presentation adjustments have been made to ViXS’ Consolidated Statement of Income for the three months ending April 30, 2017 to conform to Pixelworks’ presentation:

	ViXS Unadjusted IFRS	Revenue Recognition Note 4a	Other Income and Expense Note 4b	Intangible and Other Assets Note 4c	Fair Value Adjustments Note 4d	ViXS Adjusted U.S. GAAP
Revenue, net	$4,812	$(98)	—	—	—	$4,714
Cost of revenue	3,286	(62)	—	(473)	—	2,751
Gross profit	1,526	(36)	—	473	—	1,963
Operating expenses:
Research and development	2,041	—	—	—	—	2,041
Selling, general and administrative	2,261	(36)	82	—	—	2,307
Total operating expenses	4,302	(36)	82	—	—	4,348
Loss from operations	(2,776)	—	(82)	473	—	(2,385)
Other income (expense):
Gain on sale of product line	4,786	—	—	—	—	4,786
Interest expense and other income, net	(792)	—	82	(85)	664	(131)
Total other income (expense):	3,994	—	82	(85)	664	4,655
Income before income taxes	1,218	—	—	388	664	2,270
Provision for income taxes	10	—	—	—	—	10
Net income	$1,208	$—	$—	$388	$664	$2,260
Net income per share:
Basic	$0.02					$0.03
Diluted	$0.02					$0.03
Weighted average shares outstanding:
Basic	73,322					73,322
Diluted	73,322					73,322

The following IFRS to U.S. GAAP and reclassification adjustments have been made to ViXS’ Consolidated Statement of Loss for the year ended January 31, 2017 to conform to Pixelworks’ presentation:

	ViXS Unadjusted IFRS	Revenue Recognition Note 4a	Other Income and Expense Note 4b	Intangible and Other Assets Note 4c	Fair Value Adjustments Note 4d	ViXS Adjusted U.S. GAAP
Revenue, net	$29,513	$(994)	—	—	—	$28,519
Cost of revenue	20,649	(560)	—	(1,342)	—	18,747
Gross profit	8,864	(434)	—	1,342	—	9,772
Operating expenses:
Research and development	11,977	(289)	—	2,686	—	14,374
Selling, general and administrative	8,070	(145)	340	—	—	8,265
Total operating expenses	20,047	(434)	340	2,686	—	22,639
Loss from operations	(11,183)	—	(340)	(1,344)	—	(12,867)
Interest expense and other income, net	329	—	340	(19)	(1,168)	(518)
Loss before income taxes	(10,854)	—	—	(1,363)	(1,168)	(13,385)
Provision for income taxes	102	—	—	—	—	102
Net loss	$(10,956)	$—	$—	$(1,363)	$(1,168)	$(13,487)
Net loss per share:
Basic	$(0.17)					$(0.22)
Diluted	$(0.17)					$(0.22)
Weighted average shares outstanding:
Basic	62,285					62,285
Diluted	62,285					62,285

The following IFRS to U.S. GAAP adjustments and reclassification adjustments have been made to ViXS’ April 30, 2017 Balance Sheet to conform to Pixelworks’ presentation:

	ViXS Unadjusted IFRS	Intangible and Other Assets Note 4c	Fair Value Adjustments Note 4d	ViXS Adjusted U.S. GAAP
ASSETS
Current assets:
Cash and cash equivalents	$6,636	—	—	$6,636
Restricted cash	125	—	—	125
Accounts receivable, net	2,600	—	—	2,600
Other amounts receivable	486	—	—	486
Inventories	1,576	—	—	1,576
Prepaid expenses and other current assets	412	(236)	—	176
Total current assets	11,835	(236)	—	11,599
Property and equipment, net	2,236	1,984	—	4,220
Other assets, net	6,792	(6,792)	—	—
Total assets	$20,863	$(5,044)	$—	$15,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,384	—	—	$3,384
Accrued liabilities and current portion of long-term liabilities	—	842	—	842
Deferred revenue	348	—	—	348
Current portion of repayable government assistance	312	—	—	312
Short-term line of credit	5,647	—	—	5,647
Total current liabilities	9,691	842	—	10,533
Long-term liabilities, net of current portion
Convertible debt	5,475	—	174	5,649
Warrant liability	4	—	51	55
Repayable government assistance, net of current portion	853	—	—	853
Long-term liabilities, net of current portion	125	951	—	1,076
Total liabilities	16,148	1,793	225	18,166
Shareholders’ equity	4,715	(6,837)	(225)	(2,347)
Total liabilities and shareholders’ equity	$20,863	$(5,044)	$—	$15,819

The financial information above illustrates the impact of estimated adjustments to ViXS’ financial statements prepared in accordance with IFRS, in order to present them on a basis consistent with Pixelworks’ accounting presentation and policies under U.S. GAAP. These adjustments reflect Pixelworks’ best estimates based upon the information currently available, and are subject to change once more detailed information is obtained.

4a.    Revenue recognition

This adjustment conforms ViXS’ revenue recognition for development agreements and sales through distributors to Pixelworks’ policy and U.S. GAAP.

4b.    Other income and expense

This adjustment conforms ViXS’ presentation of foreign currency transaction gains and losses and certain financing and tax expenses to Pixelworks’ policy and U.S. GAAP.

4c.    Intangible and other assets

This adjustment conforms ViXS’ accounting for licensed third party intellectual property and licensed software tools to Pixelworks’ policy and U.S. GAAP.

4d.    Fair value adjustments

ViXS records fair value adjustments in its statement of operations for certain financial liabilities, including its convertible debt. Pixelworks does not currently believe it will record fair value adjustments on the convertible debt after the initial fair value recorded at closing of the Acquisition. Therefore the fair value adjustment associated with this liability is eliminated above. Final analysis regarding the accounting for this obligation is still pending, and this adjustment is subject to change once the analysis is complete.

NOTE 5.    UNAUDITED PRO FORMA ADJUSTMENTS

The following is a description of the unaudited pro forma adjustments reflected in the Pro Forma Statements:

Balance Sheet

a.    Inventories

The pro forma adjustment of $3,023 reflects the step-up in value of ViXS’ work-in-process and finished goods inventory to fair value. The increased valuation of the inventory will increase cost of goods sold as the acquired inventory is sold after the closing date of the Acquisition. There is no continuing effect of the acquired inventory adjustment on the combined operating results and, as such, this adjustment is not included in the unaudited pro forma condensed combined statements of operations.

The fair value of work-in-process inventory is equal to the estimated selling price less the sum of (a) costs to complete the manufacturing process, (b) costs of selling effort, and (c) a reasonable profit margin for completion of the manufacturing process and selling effort. The fair value of finished goods inventory is equal to the estimated selling price less the sum of (a) costs of selling effort, and (b) a reasonable profit margin for the selling effort.

b.    Property and equipment

The pro forma adjustment of ($1,521) reflects the elimination of production assets on ViXS’ balance sheet that are subsumed into the acquired developed technology intangible asset in the purchase price allocation. The data necessary to book a fair value adjustment to ViXS’ remaining property and equipment is not yet available. The final purchase price allocation may include a fair value adjustment to ViXS’ remaining property and equipment.

c.    Goodwill and other intangible assets

See Note 3 for estimated allocation of purchase price to goodwill and other intangible assets. The pro forma purchase price allocation is preliminary as final valuation procedures have not yet been completed, and therefore the final valuation could differ significantly from the current estimate. The pro forma presentation assumes that the historical values of ViXS’ tangible assets (with the exception of inventory and production assets) and liabilities (with the exception of convertible debt) as of April 30, 2017 approximate fair value. Inventory incorporates an estimated fair value step-up based upon a preliminary valuation performed as of April 30, 2017, and convertible debt includes a fair value adjustment as of April 30, 2017. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of management’s analysis to be conducted with the assistance of valuation advisors. The residual amount of the purchase price has been allocated to goodwill. The actual amount recorded when the valuation is finalized may differ materially from the pro forma presentation herein.

d.    Accrued liabilities and current portion of long-term liabilities

The pro forma accrued liabilities include an adjustment of $2,016 reflecting the estimated unpaid non-recurring merger-related costs (that are not reflected in the historical financial statements of either Pixelworks or ViXS) such as legal fees, fairness opinion fees, accounting fees, valuation fees and other expenses associated with the Acquisition, which Pixelworks and ViXS expect to incur. While presented in the unaudited pro forma condensed combined balance sheet, these costs have been excluded from the unaudited pro forma condensed combined statements of operations as there is no continuing effect of such costs.

e.    Convertible debt

The pro forma adjustment of $452 adjusts the convertible debt to fair value as of April 30, 2017.

f.    Long-term liabilities, net of current portion

All warrants outstanding to purchase ViXS common shares were are out-of-the-money and cancelled at the close of the Acquisition. The pro forma adjustment of ($55) removes the warrant liability from ViXS’ balance sheet.

g.    Shareholders’ equity

The historical shareholders’ equity of ViXS was eliminated at closing of the Acquisition. Pixelworks issued approximately $16,873 of common stock as part of the purchase consideration, and estimates the value of replacement restricted stock units to be $658. Refer to Note 2 for a discussion of the determination of the estimated preliminary purchase price which includes how the common stock and restricted stock units were valued.

The calculation of the pro forma adjustment to total shareholders’ equity is as follows:

Elimination of pre-Acquisition ViXS adjusted equity balances	$2,347
Impact of Pixelworks shares and restricted stock units to be issued	17,531
Estimated transaction costs	(2,016)
$17,862

Statements of Operations

a.    Cost of goods sold, Research and development, and Selling, general and administrative

The pro forma adjustments reflect the elimination of ViXS historical amortization expense, amortization of acquired intangibles, recognition of post combination stock compensation expense, and elimination of Acquisition related transaction costs. Acquisition related transaction costs are eliminated in the Pro Forma Condensed Combined Statements of Operations as they have no continuing impact on the combined results of operations. Detail of these adjustments is as follows:

Three months ended March 31, 2017:	Cost of goods sold	Research and development	Selling, general and administrative
Elimination of ViXS historical amortization expense	$(125)	—	—
Amortization of acquired intangible assets	329	—	119
Incremental postcombination stock compensation expense	—	(32)	(119)
Elimination of transaction costs	—	—	(209)
Pro forma adjustment	$204	$(32)	$(209)
Year ended December 31, 2016	Cost of goods sold	Research and development	Selling, general and administrative
Elimination of ViXS historical amortization expense	$(384)	—	—
Amortization of acquired intangible assets	1,314	—	475
Incremental postcombination stock compensation expense	—	(113)	(621)
Pro forma adjustment	$930	$(113)	$(146)

b.    Basic and diluted shares

The pro forma adjustment reflects the number of shares Pixelworks’ issued at the close of the Acquisition.